For Immediate Release

Ferro Reports 2008 Full-Year and Fourth-Quarter Results; Delays 10-K Filing

CLEVELAND, Ohio – March 2, 2009 – Ferro Corporation (NYSE: FOE, the “Company”) today announced net sales of $2,245 million for the year ended December 31, 2008, up 4.5 percent from net sales of $2,148 million in 2007.

Loss from continuing operations for 2008 was $54 million, or $1.26 per diluted share, compared with a loss of $100 million, or $2.34 per diluted share, in 2007. The improvement was primarily the result of lower selling, general and administrative expenses, lower interest expense, and a lower impairment charge, partially offset by increased restructuring charges and a loss on the extinguishment of debt. In 2008, the operating loss included net pre-tax charges of $116 million. These charges included impairment charges of $80 million for goodwill and other long-lived assets associated with the Company’s tile, specialty plastics and electronic materials businesses and restructuring charges of $26 million. The Company recorded additional pre-tax charges of $10 million primarily related to a loss on the extinguishment of debt resulting from bond refinancing activities, manufacturing rationalization activities, and corporate development expenses. In 2007, the operating loss included $166 million in charges primarily related to impairment charges, restructuring charges and legal settlements.

“The past year closed with some of the most significant economic challenges in decades, and in response, our team took aggressive action to reduce costs and expenses, conserve cash and lower debt,” said Chairman, President and Chief Executive Officer James F. Kirsch. “We are taking additional actions in 2009 to further lower costs and assure our continued access to liquidity. These actions, combined with the initiatives we began in 2006 to rationalize our worldwide manufacturing operations, are building a strong foundation for Ferro’s future. While economic conditions are expected to remain difficult in 2009, we are focused on supporting our worldwide customers with the industry-leading products that they know and trust. I am confident that Ferro is poised to benefit strongly as the global economy rebounds.”

Continued Focus on Cost Cutting and Improving Operational Efficiencies

“Although we are not satisfied with the results of the fourth quarter, we are pleased with the progress we have made to cut costs, improve efficiency and unlock the future earnings potential of the Company,” Kirsch said. “Our restructuring programs around the world have generated annual cost and expense savings of more than $45 million, in aggregate, from mid-2006 through the end of 2008, and we expect to generate an additional $40 million in annual savings over the next two years. These efforts are lowering our fixed costs, and building a cost structure that will generate significantly improved earnings potential as the global economy recovers.”

Actions taken in 2008 and 2009 include:

•	Headcount reductions at locations around the world which reduced total employment by approximately 12 percent during 2008, with an additional 2 percent staff reduction in January 2009.

•	Initiation of the fourth and final major phase of restructuring within Ferro’s Inorganics business in Europe, which is expected to reduce annual costs by approximately $14 million over the next two years.

•	The closing of a pigments plant in Toccoa, Georgia, in December 2008, which is expected to generate annual savings of $3 million to $4 million.

•	Production reductions, extended holiday and post-holiday shutdowns, reduced staffing and shortened work weeks at manufacturing sites where customer orders do not support full-time operations.

•	A 50 percent reduction in planned capital spending for 2009 compared with 2008.

•	A reduction in the common stock dividend, which will result in a cash savings of $24 million on an annualized basis.

•	A worldwide hiring freeze, elimination of most 2009 wage increases for salaried and non-contract employees, and significant reductions in discretionary spending.

•	Suspension of Company’s 401(k) matching contributions and additional cost saving changes in benefit plans and human resources policies.

•	Inventory reductions and other working capital improvements.

2008 Full-Year Results

Price increases and favorable changes in foreign currency exchange rates were the primary drivers of sales growth during 2008. Price increases during the year included those related to higher precious metal costs, which are passed through to customers as higher product prices. Changes in foreign currency exchange rates added approximately 3.5 percentage points to the increase in sales for the year. Volume declines partially offset the sales growth, particularly in the last two months of the year, as customers reduced orders sharply in concert with weakened economic activity.

In 2008, sales growth was led by the Electronic Materials segment where demand increased for conductive pastes and powders, particularly for products used in the manufacture of solar cells. Increased precious metal costs contributed to the sales increase. Sales also increased in the Performance Coatings, Polymer Additives and Color and Glass Performance Materials segments. In each segment, sales were higher due to a combination of favorable changes in foreign currency exchange rates and higher product pricing, partially offset by lower volumes. Sales volume declines were the most significant in the final two months of the year, as customers cut their production volumes and their inventory because of weaker economic activity around the world. Sales declined in the Specialty Plastics segment, primarily as a result of lower sales volume.

Gross profit percentage was 18.0 percent of sales for the year, compared with 18.7 percent of sales in 2007. In 2008, gross profit was essentially flat with 2007 and was reduced by $3 million, primarily as a result of charges for asset write-offs and other costs associated with the Company’s manufacturing rationalization programs. During 2007, gross profit was reduced by $8 million in charges, largely resulting from accelerated depreciation and other costs related to manufacturing rationalization programs.

Selling, general and administrative (SG&A) expense declined to $297 million in 2008, from $315 million in 2007. As a percentage of sales, SG&A declined to 13.2 percent in 2008, from 14.7 percent during 2007. The 2008 reduction in SG&A expense occurred largely during the final three months of the year as the Company made cost and expense reductions to align the business with the rapidly deteriorating global economy. Included in the 2008 SG&A expense were net charges of $4 million related to corporate development activities, asset write-offs and employee severance expenses, partially offset by benefits from litigation settlements and insurance proceeds. SG&A expense in 2007 included charges of $12 million primarily related to litigation settlements and corporate development activities.

Total segment income for 2008 was $144 million, compared with $147 million during 2007. Segment income increased in the Electronic Materials segment as a result of higher sales volume of conductive pastes and powders, manufacturing cost improvements and benefits from prior-period restructuring efforts. Segment income also increased in the Pharmaceutical segment, driven by an improved product mix. Income declined in all other segments, primarily due to lower sales volumes and higher raw material costs, partially offset by higher product prices. The Company estimates that costs for raw materials increased approximately $80 million during 2008, compared with the prior year. Product price increases across all product lines were adequate to offset the rising costs, but not sufficient to maintain gross margins.

The Company recorded an $80 million charge for impairment of goodwill and other long-lived assets in 2008. Goodwill was impaired related to tile coatings products in the Performance Coatings segment, and goodwill and property, plant and equipment were impaired related to plastics products in the Specialty Plastics segment. The impairments were due to lower forecasted cash flows in the businesses resulting from significant reductions in demand from customers due to the current worldwide economic downturn. In addition, the Company recorded an impairment of property, plant and equipment related to dielectric material products in the Electronic Materials segment. This asset impairment was the result of a decline in the operating results and reduced future sales projections for dielectric material products that are produced at a facility in the Netherlands.

Restructuring charges increased to $26 million in 2008, compared with $17 million in 2007. The increased charges were the result of manufacturing rationalization initiatives in Europe, Latin America and the United States, and other activities intended to improve efficiency and reduce costs in line with reduced customer demand.

Interest expense declined to $50 million in 2008, from $58 million in 2007. The lower interest expense was the result of lower interest rates on the Company’s variable-rate borrowings and term loans, partially offset by higher average borrowing levels. During the year, the Company issued $172.5 million of 6.50% Convertible Senior Notes, due 2013. The Company purchased all of its 9 1/8% Senior Notes, due 2009, and recorded a loss of $6 million on the extinguishment of debt. Interest expense in 2007 included a $2 million write-off of unamortized fees and discounts associated with an unused portion of the Company’s term loan arrangements.

Total debt on December 31, 2008 was $590 million. This amount includes the Company’s U.S. accounts receivable securitization program, which was consolidated into the Ferro’s balance sheet in December 2008. In addition, the Company had $17 million in net proceeds from international programs to sell receivables. At the end of 2007, Ferro recorded balance sheet debt of $526 million. In addition, the Company had year-end 2007 net proceeds of $55 million from its U.S. accounts receivable securitization program and $42 million from similar programs outside the U.S. Total borrowings, including consolidated balance sheet debt and proceeds from receivables programs, were $606 million on December 31, 2008, compared with $623 million at the end of 2007.

During 2008, the Company sold its Fine Chemicals business for $60 million. Results of operations for the Fine Chemicals business are now recorded as discontinued operations for all periods presented.

2008 Fourth-Quarter Results

Net sales for the three months ended December 31, 2008 were $432 million, compared with net sales of $557 million during the fourth quarter of 2007. The lower sales resulted from an abrupt decline in orders during the quarter, as customers reduced their production volumes and inventories in reaction to deteriorating economic conditions and difficult credit markets around the world. Sales related to applications in building and construction, automobiles and appliances in all global regions were particularly weak. All segments, with the exception of Pharmaceuticals, recorded sales declines compared with the fourth quarter of 2007. The primary drivers of the sales decline were lower sales volume, lower precious metal prices and unfavorable changes in foreign currency exchange rates, partially offset by higher product prices.

Gross profit percentage during the 2008 fourth quarter was 15.1 percent of sales, compared with 17.9 percent of sales in the fourth quarter of 2007. The Company took a number of actions during the quarter to reduce the cost of sales in response to the drop in customer orders. These actions included the closing of a pigments plant in Toccoa, Georgia, extended plant shutdowns, reductions in manufacturing staffing, and reduced production schedules. Additional actions have been taken since the end of the year, including personnel reductions and the initiation of the final phase in the Company’s European manufacturing rationalization program. During the fourth quarter of 2007, gross profit was reduced by charges of approximately $3 million, primarily as a result of accelerated depreciation from manufacturing rationalization programs. Also in the 2007 fourth quarter, gross profit was negatively impacted by approximately $2 million in costs that were required to clean up an accidental discharge of product into the wastewater treatment facility at the Company’s manufacturing plant in Bridgeport, New Jersey.

Selling, general and administrative expense for the 2008 fourth quarter was $63 million, or 14.5 percent of sales, a $21 million decrease from the fourth quarter of 2007. The decline was driven by cost and expense reduction efforts in response to lower customer orders, favorable changes in foreign currency exchange rates and lower incentive compensation expense. The fourth quarter 2007 SG&A expense included charges of $4 million related primarily to legal settlements and corporate development activities.

During the 2008 fourth quarter, miscellaneous income included a benefit of $3.2 million related primarily to reductions of accruals for contingencies.

At the end of the fourth quarter, the Company’s total borrowings were $606 million, including proceeds from off balance sheet financing. This was a decline of $107 million from the total borrowings on September 30, 2008, when the Company recorded $609 million of consolidated balance sheet debt, proceeds of $75 million from its U.S. accounts receivable securitization program and $29 million in proceeds from similar international accounts receivable programs. During the fourth quarter of 2008, agreements related to the Company’s U.S. accounts receivable program were amended and the program is now included in the Company’s consolidated balance sheet.

Delay of Form 10-K Filing

Ferro has announced that it will delay filing its Annual Report on Form 10-K for 2008. The Company expects to make the filing on or before March 17, 2009, following the finalization of an amendment to its credit facility. The proposed amendment would provide Ferro with additional financial flexibility in the current challenging economic environment, and give the Company the capability to continue restructuring programs that improve long-term cost effectiveness.

Outlook

Customer demand is continuing at the depressed levels recorded in November and December, reflecting the effects of the global economic slowdown and customer inventory destocking. As a result, 2009 first-quarter sales are expected to be below the levels recorded during the last three months of 2008. Earnings, excluding special charges, also are expected to be lower than in the fourth quarter of 2008, primarily as a result of higher pension expense. The negative effect on earnings of lower estimated sales in the first quarter of 2009 is expected to be partially offset by cost and expense reductions.

Because of the continued volatility in customer orders and uncertainty in the global markets, the Company will not provide specific sales and earnings estimates for the first quarter.

Conference Call

The Company will host a conference call to discuss its 2008 fourth-quarter and full-year financial results, first-quarter 2009 outlook, and its outlook for general business conditions on Tuesday, March 3, 2009, at 10:00 a.m. Eastern time. If you wish to participate in the call, dial 888-323-2711 if calling from the United States or Canada, or dial 210-234-0008 if calling from outside North America. When prompted, refer to the pass code, FOE, and the conference leader, David Longfellow. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on March 3 through 9 p.m. Eastern time on March 10. To access the replay, dial 866-511-5160 if calling from the United States or Canada, or dial 203-369-1959 if calling from outside North America.

The conference call also will be broadcast live over the Internet and will be available for replay through the end of the third quarter. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com. A podcast of the conference call will also be available on the Company’s Web site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 5,800 employees globally and reported 2008 sales of $2.2 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	We are in negotiations with our lenders to amend our credit facility and expect to enter into an amendment on or before March 17, 2009. However, no assurance can be made that we will be successful in our negotiations or that we will be able to execute such an amendment within that timeframe.

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending, and such demand may be impacted by macro-economic circumstances and uncertainties in credit markets.

•	We depend on external financial resources and the economic environment and credit market could interrupt our access to capital markets, borrowings, or financial transactions to hedge certain risks, which could adversely affect our financial condition.

•	Interest rates on some of our borrowings are variable, and our borrowing costs could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders, and those liens affect our flexibility to dispose of property and businesses.

•	We are subject to a number of restrictive covenants in our credit facilities, and those covenants could affect our flexibility in funding strategic initiatives and lead to challenges in meeting our liquidity requirements.

•	We have significant deferred tax assets, and our ability to utilize these assets will depend on our future performance.

•	We depend on reliable sources of energy and raw materials, including petroleum-based materials and other supplies, at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which we participate are highly competitive and subject to intense price competition.

•	We strive to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques, and restructuring activities, but we may not be successful in achieving the desired improvements.

•	The global scope of our operations exposes us to risks related to currency conversion rates and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia-Pacific region where it can be difficult for a U.S.-based company to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials, and those regulations could affect our sales.

•	Our operations are subject to operating hazards and, as a result, to stringent environmental, health and safety regulations and compliance with those regulations could require us to make significant investments.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

•	Our businesses depend on a continuous stream of new products, and failure to introduce new products could affect our sales and profitability.

•	We are subject to stringent labor and employment laws in certain jurisdictions in which we operate, party to various collective bargaining arrangements, and our relationship with our employees could deteriorate, which could adversely impact our operations.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	Our restructuring initiatives may not provide sufficient cost savings to justify their expense.

•	We are exposed to intangible asset risk.

•	We have in the past identified material weaknesses in our internal controls, and the identification of any material weaknesses in the future could affect our ability to ensure timely and reliable financial reports.

•	We are exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond our control.

Additional information regarding these risk factors can be found in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2008.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com

Ferro Corporation and Consolidated Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

			Twelve Months Ended
	Three Months Ended December 31,		December 31,
(Dollars in thousands, except per share amounts)	2008	2007	2008	2007

Net sales	$432,188	$557,125	$2,245,152	$2,147,904

Cost of sales	367,103	457,515	1,841,485	1,745,445

Gross profit	65,085	99,610	403,667	402,459

Selling, general and administrative expenses	62,877	83,821	297,119	314,878
Impairment charges	80,205	128,737	80,205	128,737
Restructuring charges	3,657	9,163	25,937	16,852
Other expense (income):
Interest expense	11,747	13,052	50,145	57,837
Interest earned	(230)	(80)	(714)	(1,505)
Loss on extinguishment of debt			5,531
Loss (Gain) on sale of businesses				1,348
Foreign currency transactions, net	(14)	330	742	1,254
Miscellaneous (income) expense, net	(3,378)	2,323	1,239	576

(Loss) income before income taxes	(89,779)	(137,736)	(56,537)	(117,518)
Income tax (benefit) expense	(17,209)	(26,293)	(2,791)	(17,952)

(Loss) income from continuing operations	(72,570)	(111,443)	(53,746)	(99,566)
Income from discontinued operations, net of income taxes	429	769	5,014	5,312
Gain (loss) from discontinued operations, net of tax	9,107	(9)	9,034	(225)

Net (loss) income	(63,034)	(110,683)	(39,698)	(94,479)

Dividends on preferred stock	(202)	(238)	(877)	(1,035)

Net income available to common shareholders	($63,236)	($110,921)	($40,575)	($95,514)

Per common share data:
Basic
From Continuing Operations	($1.68)	($2.59)	($1.26)	($2.34)
From Discontinued Operations	0.22	0.02	0.32	0.11

	($1.46)	($2.57)	($0.94)	($2.23)

Diluted
From continuing operations	($1.68)	($2.59)	($1.26)	($2.34)
From discontinued operations	0.22	0.02	0.32	0.11

	($1.46)	($2.57)	($0.94)	($2.23)

Cash dividends declared	$0.145	$0.145	$0.58	$0.58

Shares outstanding:
Basic	43,365,663	43,059,057	43,260,684	42,925,702
Diluted	43,365,663	43,059,057	43,260,684	42,925,702
End of Period	43,890,229	43,569,987	43,890,229	43,569,987

Ferro Corporation and Consolidated Subsidiaries
Segment Net Sales and Segment Income (Unaudited)

	Three Months		Twelve Months Ended
(Dollars in thousands)	Ended December 31,		December 31,
	2008	2007	2008	2007
Segment Net Sales
Performance Coatings	$126,099	$158,227	$627,918	$609,285
Electronic Materials	105,996	131,473	558,313	469,885
Color and Glass Perf. Materials	82,561	116,514	456,644	445,709
Polymer Additives	65,795	81,589	349,902	334,492
Specialty Plastics	42,357	62,962	225,856	261,956
Pharmaceuticals	9,380	6,360	26,519	26,577

Total Segment Net Sales	$432,188	$557,125	$2,245,152	$2,147,904

Segment Income
Performance Coatings	$2,535	$8,018	$36,935	$37,965
Electronic Materials	9,341	13,251	52,868	32,785
Color and Glass Perf. Materials	(1,583)	8,760	39,112	48,222
Polymer Additives	(5,617)	179	6,086	10,755
Specialty Plastics	(2,135)	4,155	5,385	15,116
Pharmaceuticals	3,325	304	3,524	1,947

Total Segment Income	5,866	34,667	143,910	146,790

Unallocated corp. expenses	3,658	18,878	37,362	59,209
Impairment charges	80,205	128,737	80,205	128,737
Restructuring charges	3,657	9,163	25,937	16,852
Other expense, net	8,125	15,625	56,943	59,510

Income before income taxes from continuing operations	($89,779)	($137,736)	($56,537)	($117,518)

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	December 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$10,191	$12,025
Accounts and trade notes receivable, net	296,423	242,039
Note receivable from Ferro Finance Corporation		29,577
Inventories	256,411	256,019
Deferred income taxes	19,167	14,773
Other receivables	58,391	33,338
Other current assets	8,306	8,218
Current assets of discontinued operations		11,203

Total current assets	648,889	607,192

Property, plant & equipment, net	456,549	495,599
Goodwill	229,665	291,070
Amortizable intangible assets, net	11,753	8,699
Deferred income taxes	134,139	100,935
Other non-current assets	63,505	110,033
Other assets of discontinued operations		24,732

Total assets	$1,544,500	$1,638,260

Liabilities and Shareholders’ Equity
Current liabilities:
Loans payable and current portion of long-term debt	$8,883	$5,444
Accounts payable	232,113	265,323
Income taxes	14,361
Other current liabilities	101,690	134,109
Current liabilities of discontinued operations		5,456

Total current liabilities	357,047	410,332

Long-term debt, less current portion	580,662	520,645
Postretirement and pension liabilities	221,110	140,988
Deferred income taxes	6,039	8,857
Other non-current liabilities	34,047	56,644
Other liabilities of discontinued operations		911

Total liabilities	1,198,905	1,138,457

Minority Interests	9,755	9,896
Series A convertible preferred stock	11,548	13,623
Shareholders’ equity	324,292	476,284

Total liabilities and shareholders’ equity	$1,544,500	$1,638,260

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Dollars in thousands)	2008	2007	2008	2007

Cash flows from operating activities
Net income	($63,034)	($110,683)	($39,698)	($94,479)
(Gain) loss from discontinued operations	(9,536)	(761)	(14,048)	(5,087)
Loss (gain) on sale of assets and businesses	96	3,508	2,598	1,175
Depreciation and amortization	18,203	22,659	73,450	84,048
Impairment charges	80,205	128,737	80,205	128,737
Deposits for precious metals				70,073
Changes in other current assets and liabilities, net	(31,521)	17,200	(90,728)	(1,518)
Other adjustments, net	(6,465)	(40,020)	(24,160)	(46,324)

Net cash (used for) provided by continuing operations	(12,052)	20,640	(12,381)	136,625
Net cash (used for) provided by disc. operations	1,118	2,658	3,285	7,954

Net cash (used for) provided by operating activities	(10,934)	23,298	(9,096)	144,579

Cash flows from investing activities
Capital expenditures for property, plant and equipment	(21,263)	(24,387)	(73,068)	(67,634)
Proceeds from sale of discontinued operations	56,484		56,484
Proceeds from sale of assets and businesses	1,774	2,146	2,360	4,850
Other investing activities	238	200	(2,826)	751

Net cash used for investing activities	37,233	(22,041)	(17,050)	(62,033)

Cash flow from financing activities
Net borrowings (repayments) under short-term credit facilities	1,585	(6,117)	3,687	(6,857)
Proceeds from convertible notes			172,500
Proceeds from revolving credit facility	267,734	187,463	1,024,174	779,630
Proceeds from term loan facility				55,000
Extinguishment of 91/8% notes			(205,269)
Principal payments on revolving credit facility	(288,001)	(192,862)	(926,228)	(893,726)
Debt issue costs paid	(108)		(5,570)	(1,783)
Principal payments on term loan facility	(763)	(763)	(9,452)	(3,050)
Proceeds from exercise of stock options		626	58	9,843
Cash dividends paid	(6,511)	(6,516)	(26,069)	(26,086)
Other financing activities	(5,441)	2,754	(3,977)	(1,688)

Net cash (used for) provided by financing activities	(31,505)	(15,415)	23,854	(88,717)
Effect of exchange rate changes on cash and cash equivalents	873	362	458	1,211

Increase (decrease) in cash and cash equivalents	(4,333)	(13,796)	(1,834)	(4,960)
Cash and cash equivalents at beginning of period	14,524	25,821	12,025	16,985

Cash and cash equivalents at end of period	$10,191	$12,025	$10,191	$12,025

Cash paid during the period for:
Interest	$6,423	$9,986	$52,670	$56,911
Income taxes	$1,929	$4,334	$10,308	$15,721

Ferro Corporation and Consolidated Subsidiaries
Supplemental Information

Segment Net Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

	Three Months		Twelve Months Ended
(Dollars in thousands)	Ended December 31,		December 31,
	2008	2007	2008	2007

Performance Coatings	$125,934	$158,041	$627,033	$608,689
Electronic Materials	67,480	73,675	286,708	268,297
Color and Glass Performance Materials	78,880	109,009	426,030	417,144
Polymer Additives	65,795	81,589	349,902	334,492
Specialty Plastics	42,357	62,962	225,856	261,956
Pharmaceuticals	9,380	6,360	26,519	26,577

Total net sales excluding precious metals	389,826	491,636	1,942,048	1,917,155

Sales of precious metals	42,362	65,489	303,104	230,749

Total net sales	$432,188	$557,125	$2,245,152	$2,147,904

It should be noted that segment sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.